EXHIBIT 10.21


                      SURGX PRODUCT INTRODUCTION AGREEMENT

          This Agreement is made and entered into this 7th day of June, 1996 by and between SURGX CORPORATION, a Delaware Corporation, with offices at 47341 Bayside Parkway, Fremont, California 94538 ("SURGX") and NATIONAL SEMICONDUCTOR CORPORATION, a Delaware Corporation, with offices at 2900 Semiconductor Drive, Santa Clara, California 95052 ("NATIONAL"). SURGX and NATIONAL may be individually or collectively referred to in this Agreement as a "Party" or the "Parties".

                                    RECITALS

          SURGX is a supplier to the semiconductor industry of polymeric materials which provide electrostatic discharge ("ESD") control and protection for semiconductor devices and packages, including new products providing improved ESD control and- protection ("SURGX ESD Products") including SURGX's product referred to as SurgTape (as further defined on Exhibit A hereto and having the specifications set forth on Exhibit B. "SurgTape").

          NATIONAL is a manufacturer of integrated circuit semiconductor devices and packages in which there may be a need for ESD control and protection.

          The new SURGX ESD Products may require some reconfiguration or redesign, or a change in the method of manufacturing or assembly, to enable their incorporation into semiconductor devices or packages.

          SURGX desires to have SURGX ESD Products incorporated into commercial NATIONAL semiconductor devices and packages as early as may be practical.

          SURGX and NATIONAL desire to establish the basis under which the parties can cooperate through a four phase program for the rapid incorporation of SURGX ESD Products and the improved ESD performance provided by SURGX ESD Products into NATIONAL devices and packages. The four phase program, presently contemplates (a) feasibility study phase for setting the ESD performance specification requirements for a particular device or package and determining the design of the device or package incorporating the SURGX ESD Product, (b) a prototype phase for preparing prototypes of the design and testing the prototypes for reliability and performance, (c) test production of the design for product qualification and shipment, and (d) commercial production of the design. It is understood that several of these project phases may be in progress simultaneously or sequentially for different designs.

          NATIONAL is willing to pay to SURGX certain specified amounts for each phase of the program, pending successful completion of earlier Phases, in order to accelerate the early commercial use of the SURGX ESD Products in NATIONAL semiconductor devices and packages.

NOW THEREFORE THE PARTIES HERETO AGREE AS FOLLOWS:

1. CONDUCT OF PRODUCT INTRODUCTION PROGRAM

          1.1 Exhibit C sets forth each specific semiconductor device or package in which NATIONAL desires to incorporate SURGX ESD Products for prototype testing and eventual commercial production. Because the SURGX ESD Products are available in various forms such as tapes, compositions, pastes, laminates, components, etc., the design of and method of preparing a prototype device or package will vary depending on the type of SURGX ESD Product employed for a particular design or to meet particular specifications for a particular semiconductor device or package. Such work (initially with respect to SurgTape) is to occur in four (4) phases (each, a "Phase") as follows:

                   (a) Feasibility Phase (SurgTape Phase I): Setting the ESD performance specifications for a particular device or package utilizing the SURGX ESD Products and determining the design for the device or package. Reformulating and redesigning SURGX ESD Products and demonstrating that SURGX ESD Products provide ESD protection on individual leads for the selected device or package. The specific tasks to be completed are as further detailed on Exhibit D;

                   (b)  Preliminary  Phase  (SurgTape  Phase  II):   Preliminary
manufacturing of SurgTape from Phase I formulations and designs. Assembled devices to be built and tested for reliability and performance.

                   (c) Test Production Phase (SurgTape Phase m): Low volume production of the successful prototypes from Phase II for product qualification and shipment; and

                   (d) Commercial Production Phase (SurgTape Phase IV): High volume production of the successful device or package from Phase III.

The obligations of each Party to conduct work with respect to a Phase of the program is contingent upon the prior agreement of the parties, as set forth in
Section 2 below, to the prior establishment of a mutually-acceptable development timetable setting forth the appropriate compensation for each such Phase and, in the case of Phase IV, the execution of a commercial supply agreement between the parties which shall include a trademark license permitting NATIONAL to use the SurgTape and SURGX trademarks in connection with SURGX ESD Products. The Parties agree that such supply agreement shall grant NATIONAL preference over any supply by SURGX to parties that have not engaged in a product introduction program similar to the program conducted under this Agreement, and that such supply agreement shall obligate SURGX to supply materials to NATIONAL in accordance with agreed-upon forecasting requirements such that if SURGX materially fails to meet such requirements, NATIONAL shall have the right to have the SURGX ESD Products made for it by a third party supplier (on a royalty-bearing basis) solely for NATIONAL's use in connection with its integrated circuit semiconductor devices.

          1.2 The Parties hereto agree to devote sufficient personnel and resources to provide or make available the appropriate personnel and resources including materials, devices, fabrication equipment, testing equipment and the like, as the Parties agree is appropriate for each particular Phase of each project.

          1.3 The Parties agree to designate for each Phase at least one management person whose duty will be to confer or meet on a weekly basis to further the progress of each Phase and to prepare a weekly summary report for distribution to those who are involved in the particular project and need to know the progress of each Phase. Upon the successful or unsuccessful conclusion of each Phase the managers shall jointly issue a final summary report on that particular Phase.

2. SERVICE FEE AND COMMERCIAL DISCOUNT

          2.1 Prior to the initiation of each Phase, the Parties will negotiate in good faith the completion timetable and funding levels for such Phase. The expected total funding for the project is $750,000 for all four Phases (the "Service Fee"). The initial funding for Phase I of the SurgTape program and timetable for establishing future funding levels shall be as follows:

                  (a) SurgTape Phase I: Total funding of S95,000 to be paid over a project duration of five (5) months as follows: $19,000 as of March 15, 1996 and $19,000 on the 15th day of each month thereafter provided, however, that each such payment shall be delayed until all weekly progress reports by SURGX for the preceding month have been received by NATIONAL.

                  (b) SurgTape Phase II: Based upon NATIONAL's satisfaction that the product specifications set forth in Exhibit B can be met and the manufacturing costs of such products meeting reasonable profit expectations, the expected start date would be August 15, 1996. Funding and specific deliverables are to be negotiated by the Parties pending completion of Phase I.

                  (c) SurgTape Phase III: Initiation of low volume production planned for the first quarter of 1997. Funding levels for this Phase are to be negotiated by the parties prior to January 15, 1997 in order to permit time for applicable equipment purchases.
                   (d) NATIONAL shall provide 5 quarters of commercial requirements forecasting by November 1, 1996. SURGX shall provide a business proposal for commercial production by December 1, 1996. Supply agreement and discount pricing strategy are to be negotiated by the Parties with a targeted signing date of February 1, 1997.

 2.2 In partial consideration of the Service Fee, SURGX agrees that for any device or package manufactured by NATIONAL under Phase IV incorporating a SURGX ESD Product, SURGX will provide that SURGX ESD Product to NATIONAL at a discounted price compared to the price paid by other manufacturers of similar devices and/or packages where the other manufacturer has not engaged in a product introduction program similar to the program conducted under this Agreement. SURGX agrees to maintain an appropriate discount for NATIONAL on such SURGX ESD Product for an appropriate period of time to provide NATIONAL an economic benefit and a reasonable return on its investment of the Service Fees paid to SURGX 3. CONFIDENTIALITY

         3.1 All technical, business and other information exchanged by SURGX and NATIONAL under this Agreement shall be deemed to be confidential and shall include the terms and conditions of this Agreement. The Party receiving confidential information under this Agreement shall for the period from the date of this Agreement until five (5) years after its termination make use of such information only for the purpose of fulfilling its obligations under this Agreement and shall protect such information by using the same degree of care but no less than reasonable degree of care to prevent unauthorized use, dissemination or publication of such information as the receiving Party uses to protect its own confidential information of a like nature.

         3.2 The foregoing obligations shall not apply to the Party receiving confidential information under the Agreement with respect to information that:

                   (a) was in the receiving Party's possession before receipt thereof from the disclosing Party;

                   (b) is or becomes a matter of public knowledge through no fault of the receiving Party;

                   (c) is rightfully received by the receiving Party from a third Party without a duty of confidentiality;

                   (d) is disclosed by the disclosing Party to a third Party without a duty of disclosure on the party of the third Party;

                   (e) is independently developed by the receiving Party by personnel having no knowledge of the information received from the disclosing Party; and

                   (f) is disclosed by the receiving Party after receipt of prior written approval from the disclosing Party.

          3.3 Disclosure of any confidential information by a Party shall not be precluded by this agreement if such disclosure is required in response to a valid court order or order of a government body provided that the receiving Party promptly notifies the other Party of such order and makes a good faith effort, but at the expense of the Party originating the confidential information to obtain a protective order requiring the confidential information to be kept in confidence and used only for the purpose of the court or governmental order.

          3.4 Except as required by law neither Party to this Agreement shall, without prior written consent of the other Party, make or cause to be made any press release or non confidential disclosure that directly or indirectly discloses the transactions contemplated by this Agreement or discloses the identity of the Parties hereto.

          3.5 This Agreement shall not supersede nor affect the rights, obligations, terms or conditions of any prior confidentiality agreements between SURGX and NATIONAL which shall continue for its full stated terms. It is necessary that all such obligations of confidentiality be continued due to the varied scope and coverage of each obligation.

4. INTELLECTUAL PROPERTY

          4.1 Any invention directed toward any new SURGX ESD Product or any change in, improvement of or modification of any SURGX ESD Product made pursuant to this Agreement by either Party or jointly by the Parties and any intellectual property based on or developed from the Confidential Information of SURGX shall be the intellectual property of SURGX. NATIONAL shall take all actions necessary to vest such intellectual property rights in SURGX and SURGX shall in turn grant NATIONAL the right to use the intellectual property of SURGX covered by this Paragraph 4.1 in NATIONAL's commercial manufacturing of its semiconductor devices and packages by virtue of NATIONAL'S purchase from SURGX of proprietary SURGX ESD Products utilized therein.

         4.2 Any invention directed toward any new NATIONAL device or package or any change in, improvement of or modification of any NATIONAL device or package or method or process of packaging made pursuant to this Agreement by either Party or jointly by the Parties shall be the intellectual property of NATIONAL In the event that a method or process for the application or use of a SURGX ESD Product is developed which would otherwise be deemed NATIONAL'S intellectual property under this Paragraph 4.2, SURGX shall have the right to license from NATIONAL such method orprocess in order to enable SURGX to commercially sell in the industry the SURGX ESD Product for use in such method or process provided that: (a) such method or process is necessary to enable that commercial use of the SURGX ESD Product; (b) it is not necessary to use any patented semiconductor device or package design of NATIONAL; and (c) SURGX agrees to negotiate in good faith a reasonable royalty rate for such license.

         4.3 The above Paragraphs 4.1 and 4.2 notwithstanding, all ESD measurement equipment developed by the Parties during this Agreement shall be the intellectual property of the party employing or contracting with inventor(s) thereof, subject to the respective license rights, if any, of the parties hereunder.

5. TERM AND TERMINATION

         5.1 This Agreement shall remain in force until the later of (i) two years from the date hereof or (ii) the completion of Phase IV, which unless earlier terminated pursuant to this Section 5.

         5.2 This Agreement may be terminated without cause by either Party upon 30 days written notice provided, however, that if SURGX is acquired by a direct competitor of NATIONAL SURGX shall not terminate this Agreement without cause until completion of Phase IV. If terminated by SURGX without cause under this paragraph, SURGX shall not be entitled to any further payment under any schedule established under Paragraph 1.1.

         5.3 This Agreement may be terminated by either party for cause upon breach of this Agreement by the other Party after 30 days written notice of such breach and failure of the Party in breach to remedy the breach within said 30 days.

         5.4 Upon completion or termination of this Agreement with or without cause, no amounts paid by NATIONAL to SURGX shall be refunded by SURGX.

6. GENERAL TERMS

         6.1 This Agreement shall be governed in all aspects by the laws of the state of California except for any law in California which requires the application of the law of another state or jurisdiction outside California.

         6.2 SURGX represents and warrants that (i) the SURGX ESD Products supplied by SURGX will meet the specifications agreed to for such products; (ii) that the materials used by SURGX in the development of SURGX ESD Products are the intellectual property of SURGX and may, to the best of SURGX's knowledge, be used for the development of SURGX ESD Products without infringement of the rights of third parties; (iii) that there are no infringement claims or actions pending against SURGX with respect to any such products or materials; and (iv) that SURGX has the right to grant all licenses granted herein to NATIONAL without interference with the rights of others. SURGX agrees to indemnify and hold NATIONAL harmless from any such claims of infringement based upon the materials supplied by SURGX up to the amount paid therefore by NATIONAL. However, SURGX makes no representation or warranty or guarantee that any SURGX ESD Product will perform in any particular NATIONAL device or package as desired by NATIONAL. It is the responsibility of NATIONAL to test such devices and packages to insure that same perform in accordance with NATIONAL specifications or the product specifications of the customer purchasing such device or package from NATIONAL In the event of a product liability claim on any semiconductor device or package sold by NATIONAL shall hold SURGX harmless with respect to such claim, unless such claim would not have arisen but for the use of SURGX ESD Products within such semiconductor device or package sold by NATIONAL, in which case SURGX shall hold NATIONAL harmless with respect to such claim, and may, at SURGX's option, take control of the liability claim. Except for the foregoing, neither party shall a liable to the other for any special, indirect, incidental, or consequential damages, losses, loss of profits, loss of data or use thereof, or interruption of business, whether based on alleged breach of warranty, of contract, tort or other legal theory.

          6.3 This contract shall be considered personal between the Parties and shall not be assignable or transferable to any other Party except any company or entity controlling, controlled by, or under the common control with a Party hereto (an "Affiliate"), without the prior written consent of the other Party. The prohibition against assignment provided by this paragraph shall not apply if this Agreement is being transferred to another entity as part of a sale, merger or transfer the entire business of the Party to which this Agreement relates.

          6.4 Neither SURGX nor NATIONAL are agents of the other. This Agreement does not establish any joint venture, partnership, or agency relationship. Neither Party has the right or authority to create any obligation, representation or responsibility express or implied on behalf of the other Party. The Parties hereto are independent contractors.

          6.5 This Agreement is non exclusive in nature and it is expressly understood that either Party may enter into the same or similar agreement with other entities for the same or similar reasons for same or similar goals, provided that the confidentiality of this Agreement is maintained.

         6.6 If any provision of this Agreement is held invalid, illegal, or unenforceable, the validity, legality, or enforceability of the remaining provisions of this Agreement shall not be affected or impaired.

          6.7 Except for any prior  confidentiality  agreements  referred  to in
Section 3.5, this Agreement and the Exhibits hereto constitutes the entire agreement between the Parties with respect to the subject matter hereto and shall not be amended or modified without written agreements signed by both Parties.

          6.8 In witness whereof the Parties have had this Agreement executed by their respective authorized officers on the date written below with the Agreement being effective the date appearing on the first page of this Agreement, with the intent that the Parties by legally and equitably bound by its terms.



NATIONAL SEMICONDUCTOR                                       SURGX CORPORATION
CORPORATION
 By: /s/ D.A. Handorf                                      By: /s/ Arvind Patel
                  (Signature)                                       (Signature)
D.A. Handorf                                                   Arvind Patel
 (Print Name)                                                  (Print Name)

Title: Vice President                                Title:  CEO

Date: June 7, 1996                                          Date:  June 10, 1996




                                    EXHIBIT A

                             Definition of SurgTape

The term "SurgTape" shall mean a tape product that can be used to provide ESD or electrical overstress (EOS) protection for integrated circuits. SurgTape incorporates a material than can be positioned between signal lines and the ground line(s). The material has a high impedance, and low leakage during normal circuit operation. During an EOS or an ESD event, the material transitions to a low impedance state that shunts the offending charge to ground. The pin-to-pin capacitance added by the material is typically less than one picofarad. The mechanical flexibility and the electrical characteristics of the material allow for a wide variety of packaging concepts, including arrays in which a common ground is used with multiple signal lines.

SurgTape can be placed, both inside the IC package and outside the IC package, as well as, on or in the printed circuit boards. SurgTape can also be used in discrete devices such as connector arrays and surface mount components.



                                    EXHIBIT B

                  Polymer Requirement specification for phase 1

1) Polymer must be able to be molded inside of a plastic and ceramic IC package. Demonstrating manufacturability, high yield (greater than 95%) and low cost ( less than 1 cent/unit adder).
2) Implemented polymer must pass ALL reliability tests as defined in National's document SOP-5-049.
3) Implemented polymer must withstand the assembly flow for plastic and ceramic packages.
4) Implemented polymer must withstand the board mounting process for Ics.
5) two versions of the polymer are required:
a) For high voltage devices with biasing at +/- 30 volts maximum ( Phase
1)
b) For standard voltage devices with biasing at 7 volts maximum. ( Later phase)
6) Additional leakage of less than 1OnA.
7) Additional capacitance of less than 1pF
8) Maximum temperature of greater than 240 deg C.
9) Thermal expansion coefficient compatible with the IC package material.
10) ESD performance as follows:
a) Human body model and 801-2 performance greater than 15KV per EOS/ESD association standard S1.5
b) Machine model performance greater than 1.5K~ per standard S5.2
c) Charged Device Model performance greater than 1 KV per standard S5.3
d) Charged Cable Model performance greater than 200uW



                            EXHIBIT C

                              PACKAGES

                  1) 16 Lead DIP (dual In Line)
                  2) 16 Lead SOIC (slim outline)